EXHIBIT 3.4
FIRST AMENDMENT TO OPERATING AGREEMENT OF
HOMELAND ENERGY SOLUTIONS, LLC
     THIS FIRST AMENDMENT TO THE OPERATING AGREEMENT OF HOMELAND ENERGY SOLUTIONS, LLC dated March 9, 2006 (the “Operating Agreement”) is adopted and approved effective as of the 14th day of November, 2006, by the affirmative vote of a majority of the members of Homeland Energy Solutions, LLC (the “Company”) pursuant to Section 8.1 of the Operating Agreement of the Company at a Meeting of the Members held on November 14, 2006.
     The Operating Agreement is amended as follows:

Amendment to Section 1.10:	Section 1.10 is amended to insert the following definition of the term “Financial Closing” in subsection (r):

“Financial Closing” shall mean the actual closing (execution and delivery of all required documents) by the Company with its project lender(s) providing for all debt financing, including senior and subordinated debt and any other project financing characterized by debt obligations and repayable as debt which is required by the project lender(s) or which is deemed necessary or prudent in the sole discretion of the Directors.

Amendment to Section 1.10(s) (formerly Section 1.10(r)):	Section 1.10(s) (formerly Section 1.10(r)) is amended to read as follows:

“Fiscal Year” means (i) any twelve-month period commencing on January 1 and ending on December 31 and (ii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Unit Holders pursuant to Article X of this Agreement, or, if the context requires, any portion of a Fiscal Year for which an allocation of Profits or Losses or a distribution is to be made. The Directors may establish a different Fiscal Year so long as the Fiscal Year chosen is not contrary to the Code or any provision of any state or local tax law.
     I, Steve Dietz, do hereby certify that I am the duly elected, qualified, and acting Secretary of the Company, and further certify that the above amendment was duly adopted by a majority of the members of the Company at a meeting of the members held on November 14, 2006, in accordance with the provisions of the Company’s Operating Agreement.

/s/ Steve Dietz
Steve Dietz, Secretary

Approved:

/s/ Stephen Eastman Stephen Eastman, President